Exhibit 16

British American Tobacco p.l.c. (the “Company”)

NOTIFICATION IN ACCORDANCE WITH UK LISTING RULE 6.4.9R(2)

The Company announces that with effect from 21 May 2026, Uta Kemmerich-Keil, a Non-Executive Director of the Company, has been appointed as a member of the Supervisory Board of Lanxess A.G., a company listed on the Frankfurt Stock Exchange.

Nancy Jiang

Senior Assistant Company Secretary

21 May 2026

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